Exhibit 99.1

FOR IMMEDIATE RELEASE

DICK'S Sporting Goods Reports Record Fourth Quarter and Full Year Sales and Earnings Results; Delivers 5.9% Increase in Fourth Quarter Same Store Sales

•Company delivered record-setting full year 2021 net sales of $12.29 billion and 26.5% growth in consolidated same store sales
•Company delivered full year 2021 earnings per diluted share of $13.87 and non-GAAP earnings per diluted share of $15.70, up 142% and 157% respectively versus 2020 earnings per diluted share of $5.72 and non-GAAP earnings per diluted share of $6.12
•Company issued $1.5 billion of senior unsecured notes as part of its inaugural long-term investment grade debt issuance, ending 2021 in a strong liquidity position with cash and cash equivalents of approximately $2.6 billion
•Company returned $1.8 billion to shareholders during 2021, including $750 million of share repurchases in the fourth quarter; Company also announced an 11% increase in its quarterly dividend
•Company expects full year 2022 earnings per diluted share to be in the range of $9.96 to 11.13 and non-GAAP earnings per diluted share to be in the range of $11.70 to 13.10; Company expects consolidated same store sales to be in the range of negative 4% to flat
PITTSBURGH, March 8, 2022 - DICK'S Sporting Goods, Inc. (NYSE: DKS), the largest U.S. based full-line omni-channel sporting goods retailer, today reported sales and earnings results for the fourth quarter and full year ended January 29, 2022.

“Our exceptionally strong 2021 reflects another positive step forward in our multi-year transformational journey,” said Ed Stack, Executive Chairman. “Our strategies are driving sustainable sales and profitability growth, and we have set our business on a new trajectory. I’d like to thank all our teammates for their hard work and unwavering dedication to our business."

“We are extremely pleased that our team delivered the largest sales quarter in our company's history,” said Lauren Hobart, President and CEO. “Our diverse category and brand portfolio, world-class omni-channel platform and strong execution continue to help us meet robust consumer demand. We are a growth company with a strong balance sheet and incredible momentum and confidence in our business. Our 2022 sales and earnings outlook establishes a new foundation for us to build on in the future."

Fourth Quarter Results
Net sales for the fourth quarter of 2021 were $3.35 billion, an increase of 7.3% compared to the fourth quarter of 2020 and a 28.5% increase compared to the fourth quarter of 2019. Consolidated same store sales for the fourth quarter of 2021 increased 5.9%, which followed consolidated same store sales increases of 19.3% in the fourth quarter of 2020 and 5.3% in the fourth quarter of 2019. The current quarter same store sales increase included a 14% increase in brick-and-mortar stores and an 11% decrease in eCommerce sales, which followed a 57% increase in eCommerce sales in the fourth quarter of 2020. eCommerce penetration has grown from 25% of total net sales in the fourth quarter of 2019 to 27% for the fourth quarter of 2021. eCommerce penetration was approximately 32% in the fourth quarter of 2020.

Driven by strong sales and merchandise margin rate expansion, the Company reported consolidated net income for the fourth quarter ended January 29, 2022 of $346.1 million, or $3.16 per diluted share, an increase of 43% compared to the fourth quarter of 2020 and an increase of 290% compared to the fourth quarter of 2019. The Company reported consolidated net income for the fourth quarter ended January 30, 2021 of $219.6 million, or $2.21 per diluted share, which included approximately $51 million of pre-tax expenses in response to COVID-19. The Company reported consolidated net income for the fourth quarter ended February 1, 2020 of $69.8 million, or $0.81 per diluted share.
On a non-GAAP basis, the Company reported consolidated net income for the fourth quarter ended January 29, 2022 of $352.1 million, or $3.64 per diluted share, an increase of 50% compared to the fourth quarter of 2020 and an increase of 176% compared to the fourth quarter of 2019. The Company reported consolidated net income of $225.0 million, or $2.43 per diluted share, for the quarter ended January 30, 2021. For the quarters ended January 29, 2022 and January 30, 2021, non-GAAP consolidated net income and earnings per diluted share excluded non-cash amortization of the debt discount associated with the Company's convertible senior notes and included the share impact of the convertible note hedge purchased by the Company, which is antidilutive for GAAP purposes. For the fourth quarter ended February 1, 2020, the Company reported non-GAAP consolidated net income of $113.3 million, or $1.32 per diluted share. The GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."

Balance Sheet

In January 2022, the Company further strengthened its financial position, raising $1.5 billion of cash from the issuance of its senior unsecured notes, of which $750 million is due in 2032 and 2052, respectively.

The Company ended the year with approximately $2.6 billion in cash and cash equivalents and no outstanding borrowings under its new $1.6 billion unsecured revolving credit facility.

Total inventory increased 17.6% at the end of the fourth quarter of 2021 as compared to the end of the fourth quarter of 2020.

Full Year Results

Net sales were $12.29 billion in fiscal 2021, an increase of 28.3% compared to fiscal 2020 and a 40.5% increase compared to fiscal 2019. Consolidated same store sales increased 26.5% in fiscal 2021, which followed consolidated same store sales increases of 9.9% in fiscal 2020 and 3.7% in fiscal 2019. The fiscal 2021 same store sales increase included a 42% increase in brick-and-mortar stores and an expected 9% decrease in eCommerce sales which included a period of temporary store closures, which followed a 100% increase in eCommerce sales in fiscal 2020. eCommerce penetration has grown from 16% of total net sales in fiscal 2019 to 21% in fiscal 2021. eCommerce penetration was approximately 30% in fiscal 2020.

Driven by strong sales and merchandise margin rate expansion, the Company reported consolidated net income of $1.52 billion in fiscal 2021, or $13.87 per diluted share, an increase of 142% compared to fiscal 2020 and an increase of 315% compared to fiscal 2019. The Company reported consolidated net income of $530.3 million in fiscal 2020, or $5.72 per diluted share. The Company incurred approximately $15 million of pre-tax incremental safety costs in response to COVID-19 during fiscal 2021, compared to approximately $175 million of related compensation and safety costs during fiscal 2020. During the current year, the Company transitioned its hourly teammates to compensation programs with a longer-term focus, partially reinvesting these costs. In fiscal 2019, the Company reported consolidated net income of $297.5 million, or $3.34 per diluted share.

On a non-GAAP basis, the Company reported consolidated net income of $1.54 billion in fiscal 2021, or $15.70 per diluted share, an increase of 157% compared to fiscal 2020 and an increase of 325% compared to fiscal 2019. The Company reported consolidated net income of $546.2 million in fiscal 2020, or $6.12 per diluted share. In fiscal 2021 and 2020, non-GAAP consolidated net income and earnings per diluted share excluded non-cash amortization of the debt discount associated with the Company's convertible senior notes and included the share impact of the convertible note hedge purchased by the Company, which is antidilutive for GAAP purposes. In fiscal 2019, the Company reported non-GAAP consolidated net income of $329.1 million, or $3.69 per diluted share. The GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."

Capital Allocation

On March 7, 2022, the Company's Board of Directors authorized and declared a quarterly dividend in the amount of $0.4875 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on March 25, 2022 to stockholders of record at the close of business on March 18, 2022. This dividend represents an increase of 11% over the Company’s previous quarterly per share amount and is equivalent to an annualized dividend of $1.95 per share.

The Company paid $603 million in dividends to stockholders in fiscal 2021, which included a special dividend of $5.50 per share on the Company's Common Stock and Class B Common Stock.

During the fourth quarter of 2021, the Company repurchased 6.78 million shares of its common stock at an average price of $110.72 per share, for a total cost of $750.3 million, under its share repurchase program. In fiscal 2021, the Company repurchased 10.79 million shares of common stock at an average price of $109.04 per share, for a total cost of $1.18 billion. On December 16, 2021, the Company's Board of Directors authorized a new five-year share repurchase program of up to $2 billion of the Company's common stock, under which the Company has $1.855 billion remaining at January 29, 2022.

In fiscal 2021, capital expenditures totaled $308 million on a gross basis, or $268 million net of construction allowances provided by landlords. In fiscal 2020, capital expenditures totaled $224 million on a gross basis, or $167 million net of construction allowances provided by landlords.

Full Year 2022 Outlook

•Coming off two consecutive record years in 2020 and 2021, the Company's fiscal 2022 outlook provides a new foundation upon which it will build in the years ahead.

•Based on an estimated 112 million diluted shares outstanding, the Company currently projects earnings per diluted share to be approximately $9.96 to 11.13. The Company's earnings per diluted share guidance includes $55 million of pre-tax interest expense associated with its new $1.5 billion long-term debt issuance as well as the expectation to repurchase a minimum of $200 million of its common shares in 2022. The Company reported earnings per diluted share of $13.87 in fiscal 2021.

•After adjusting for interest expense and share dilution relating to its convertible senior notes, the Company currently projects non-GAAP earnings per diluted share to be approximately $11.70 to 13.10. The Company reported non-GAAP earnings per diluted share of $15.70 in fiscal 2021.

•Consolidated same store sales are currently expected to be in the range of negative 4% to flat.

•In 2022, the Company anticipates capital expenditures to be in the range of $400 to 425 million on a gross basis and in the range of $340 to 365 million on a net basis. In fiscal 2021, capital expenditures were $308 million on a gross basis and $268 million on a net basis.

Conference Call Info

The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss the fourth quarter and full year results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company's website located at investors.DICKS.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live webcast, it will be archived on the Company's website for approximately twelve months.

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial results that differ from what is reported under GAAP. These non-GAAP financial measures include consolidated non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP income before income taxes, non-GAAP diluted shares outstanding, and net capital expenditures, which management believes provides investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management believes that adjusting interest expense and share dilution related to the convertible senior notes and convertible note hedge is useful to investors because it provides a more complete view of the economics of the transaction. Management also uses certain non-GAAP measures internally for forecasting, budgeting, and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. A reconciliation of the Company's non-GAAP measures to the most directly comparable GAAP financial measures are provided below and on the Company's website at investors.DICKS.com.

New Accounting Pronouncement

Beginning in the first quarter of fiscal 2022, the Company will adopt a new accounting pronouncement that impacts the accounting treatment for convertible debt with cash conversion features, such as the Convertible Senior Notes. The standard requires the Company to eliminate the debt discount and related non-cash interest expense from its Convertible Senior Notes, which will decrease their annualized interest rate from 11.6% to 3.9%. The new standard also requires earnings per diluted share to assume share conversion of the entire amount of shares underlying the Convertible Senior Notes, thus increasing diluted shares. The Company does not expect the net effect of these changes will materially impact its full year 2022 GAAP earnings per diluted share and is reflected in its fiscal 2022 outlook.

Fiscal 2021 Consolidated Same Store Sales

Consolidated same store sales include stores that were temporarily closed during fiscal 2020 as a result of the COVID-19 pandemic. The method of calculating consolidated same store sales varies across the retail industry, including the treatment of temporary store closures as a result of COVID-19. Accordingly, our method of calculating this metric may not be the same as other retailers’ methods. For additional information on consolidated same store sales, please see our most recent Annual Report on Form 10-K for the fiscal year ended January 30, 2021, filed with the Securities and Exchange Commission on March 24, 2021.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which may be beyond the Company's control. The Company's future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements should not be relied upon by investors as a prediction of actual results. Forward-looking statements include statements regarding, among other things, the Company's future performance, including 2022 outlook for earnings and sales and anticipated future growth; capital expenditures; share repurchases and dividends; the Company's intent to settle the principal amount of the Convertible Senior Notes; and anticipated store openings, relocations, and closures.

Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: the impact on our business, operations and financial results due to the duration and scope of the COVID-19 pandemic, including the potential impact due to disruptions in our or our vendors' supply chains and due to restrictions imposed by federal, state, and local governments in response to increases in the number of COVID-19 cases in areas in which we operate; the impact an economic downturn, inflationary pressures, and supply chain constraints resulting from the COVID-19 pandemic or otherwise might have on our business and the effectiveness of stimulus payments and other measures to mitigate such impact; changes in consumer discretionary spending; the extent to which changes in consumer demand due to the COVID-19 pandemic will continue and whether new trends will emerge after the impact of the COVID-19 pandemic subsides;

store closures and other impacts to our business resulting from civil disturbances; investments in omni-channel growth not producing the anticipated benefits within the expected time-frame or at all; risks relating to vertical brands and new retail concepts; investments in business transformation initiatives not producing the anticipated benefits within the expected time-frame or at all; the amount devoted to strategic investments and the timing and success of those investments; inventory turn; changes in the competitive market and competition amongst retailers, including an increase in promotional activity; changes in consumer demand or shopping patterns and the ability to identify new trends and have the right trending products in stores and online; changes in existing tax, labor, foreign trade and other laws and regulations, including those imposing new taxes, surcharges, or tariffs; limitations on the availability of attractive retail store sites; unauthorized disclosure of sensitive or confidential customer information; website downtime, disruptions or other problems with the eCommerce platform, including interruptions, delays or downtime caused by high volumes of users or transactions, deficiencies in design or implementation, or platform enhancements; disruptions or other problems with information systems; increasing direct competition from vendors, and increasing product costs due to various reasons, including foreign trade issues, currency exchange rate fluctuations, and increasing prices for raw materials due to inflation; the loss of key personnel, including Edward W. Stack, Executive Chairman, or Lauren Hobart, President and Chief Executive Officer; developments with sports leagues, professional athletes or sports superstars, including disruptions and cancellations due to COVID-19; weather-related disruptions and seasonality of the Company's business; and risks associated with being a controlled company.

For additional information on these and other factors that could affect the Company's actual results, see the risk factors set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including the most recent Annual Report filed with the SEC on March 24, 2021 and our Quarterly Report filed with the SEC on November 23, 2021. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation. Forward-looking statements included in this release are made as of the date of this release.

About DICK'S Sporting Goods

DICK’S Sporting Goods (NYSE: DKS) creates confidence and excitement by personally equipping all athletes to achieve their dreams. Founded in 1948 and headquartered in Pittsburgh, the leading omnichannel retailer serves athletes and outdoor enthusiasts in more than 850 DICK’S Sporting Goods, Golf Galaxy, Field & Stream, Public Lands, Going Going Gone! and Warehouse Sale stores, online, and through the DICK’S mobile app. DICK’S also owns and operates DICK’S House of Sport and Golf Galaxy Performance Center, as well as GameChanger, a youth sports mobile app for scheduling, communications, live scorekeeping and video streaming.

Driven by its belief that sports make people better, DICK’S has been a longtime champion for youth sports and, together with its Foundation, has donated millions of dollars to support under-resourced teams and athletes through the Sports Matter program and other community-based initiatives. Additional information about DICK’S business, corporate giving, sustainability efforts and employment opportunities can be found on dicks.com, investors.dicks.com, sportsmatter.org, dickssportinggoods.jobs and on Facebook, Twitter and Instagram.
Contacts:

Investor Relations:
Nate Gilch, Senior Director of Investor Relations
DICK'S Sporting Goods, Inc.
investors@dcsg.com
(724) 273-3400

Media Relations:
(724) 273-5552 or press@dcsg.com

Category: Earnings

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DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended
	January 29, 2022	% of Sales (2)	January 30, 2021	% of Sales	February 1, 2020	% of Sales (2)

Net sales	$3,352,160	100.00%	$3,125,307	100.00%	$2,608,650	100.00%
Cost of goods sold, including occupancy and distribution costs	2,092,555	62.42	2,072,977	66.33	1,875,614	71.90

GROSS PROFIT	1,259,605	37.58	1,052,330	33.67	733,036	28.10

Selling, general and administrative expenses	783,578	23.38	761,163	24.35	633,744	24.29
Pre-opening expenses	755	0.02	967	0.03	381	0.01

INCOME FROM OPERATIONS	475,272	14.18	290,200	9.29	98,911	3.79

Interest expense	16,867	0.50	13,317	0.43	4,103	0.16
Other (income) expense	(1,881)	(0.06)	(14,339)	(0.46)	(4,984)	(0.19)

INCOME BEFORE INCOME TAXES	460,286	13.73	291,222	9.32	99,792	3.83

Provision for income taxes	114,193	3.41	71,608	2.29	29,973	1.15

NET INCOME	$346,093	10.32%	$219,614	7.03%	$69,819	2.68%

EARNINGS PER COMMON SHARE:
Basic	$4.33		$2.59		$0.83
Diluted	$3.16		$2.21		$0.81

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	79,933		84,748		83,995
Diluted	109,366		99,266		85,875

(1) Due to the uneven nature of sales and earnings in 2020, the Company planned 2021 off of a 2019 baseline and believes it is important to compare 2021 against both 2019 and 2020.
(2) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	52 Weeks Ended
	January 29, 2022	% of Sales	January 30, 2021	% of Sales (2)	February 1, 2020 (1)	% of Sales (2)

Net sales	$12,293,368	100.00%	$9,584,019	100.00%	$8,750,743	100.00%
Cost of goods sold, including occupancy and distribution costs	7,581,482	61.67	6,533,312	68.17	6,196,185	70.81

GROSS PROFIT	4,711,886	38.33	3,050,707	31.83	2,554,558	29.19

Selling, general and administrative expenses	2,664,083	21.67	2,298,534	23.98	2,173,677	24.84
Pre-opening expenses	13,300	0.11	10,696	0.11	5,268	0.06

INCOME FROM OPERATIONS	2,034,503	16.55	741,477	7.74	375,613	4.29

(Gain) loss on sale of subsidiaries	—	—	—	—	(33,779)	(0.39)
Interest expense	57,839	0.47	48,812	0.51	17,012	0.19
Other (income) expense	(17,774)	(0.14)	(19,070)	(0.20)	(15,324)	(0.18)

INCOME BEFORE INCOME TAXES	1,994,438	16.22	711,735	7.43	407,704	4.66

Provision for income taxes	474,567	3.86	181,484	1.89	110,242	1.26

NET INCOME	$1,519,871	12.36%	$530,251	5.53%	$297,462	3.40%

EARNINGS PER COMMON SHARE:
Basic	$18.27		$6.29		$3.40
Diluted	$13.87		$5.72		$3.34

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	83,183		84,258		87,502
Diluted	109,578		92,639		89,066

(1) Due to the uneven nature of sales and earnings in 2020, the Company planned 2021 off of a 2019 baseline and believes it is important to compare 2021 against both 2019 and 2020.
(2) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(Dollars in thousands)

	January 29, 2022	January 30, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,643,205	$1,658,067
Accounts receivable, net	68,263	53,149
Income taxes receivable	1,978	6,396
Inventories, net	2,297,609	1,953,568
Prepaid expenses and other current assets	95,601	88,470
Total current assets	5,106,656	3,759,650

Property and equipment, net	1,319,681	1,300,265
Operating lease assets	2,044,819	2,149,913
Intangible assets, net	86,767	90,051
Goodwill	245,857	245,857
Deferred income taxes	35,024	51,475
Other assets	202,872	155,648
TOTAL ASSETS	$9,041,676	$7,752,859

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,281,322	$1,258,093
Accrued expenses	620,143	518,134
Operating lease liabilities	480,318	472,670
Income taxes payable	13,464	40,997
Deferred revenue and other liabilities	317,433	260,304
Total current liabilities	2,712,680	2,550,198
LONG-TERM LIABILITIES:
Revolving credit borrowings	—	—
Senior notes	1,481,443	—
Convertible senior notes	449,287	418,493
Long-term operating lease liabilities	2,099,146	2,259,308
Other long-term liabilities	197,534	185,326
Total long-term liabilities	4,227,410	2,863,127
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock	520	612
Class B common stock	236	237
Additional paid-in capital	1,488,834	1,442,298
Retained earnings	3,956,602	3,064,702
Accumulated other comprehensive loss	(82)	(49)
Treasury stock, at cost	(3,344,524)	(2,168,266)
Total stockholders' equity	2,101,586	2,339,534
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,041,676	$7,752,859

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(Dollars in thousands)

	Fiscal Year Ended
	January 29, 2022	January 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,519,871	$530,251
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	322,551	326,014
Amortization of convertible note discount and related issuance costs	30,794	21,581
Deferred income taxes	16,451	(46,250)
Stock-based compensation	52,800	50,177
Changes in assets and liabilities:
Accounts receivable	2,011	2,308
Inventories	(344,041)	248,707
Prepaid expenses and other assets	(16,047)	3,898
Accounts payable	37,782	199,295
Accrued expenses	61,307	108,420
Income taxes payable / receivable	(23,115)	29,908
Construction allowances provided by landlords	40,195	56,713
Deferred revenue and other liabilities	20,648	57,795
Operating lease assets and liabilities	(104,335)	(36,048)
Net cash provided by operating activities	1,616,872	1,552,769
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(308,261)	(224,027)
Proceeds from sale of other assets	9,671	—
Deposits and other investing activities	(45,389)	(137)
Net cash used in investing activities	(343,979)	(224,164)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit borrowings	—	1,291,700
Revolving credit repayments	—	(1,515,800)
Proceeds from issuance of convertible notes	—	575,000
Payments for purchase of bond hedges	—	(161,057)
Proceeds from issuance of warrants	—	105,225
Transaction costs for debt issuance	(15,268)	(17,396)
Proceeds from senior notes, net of debt discount	1,496,671	—
Payments on other long-term debt and finance lease obligations	(726)	(826)
Proceeds from exercise of stock options	26,348	37,623
Minimum tax withholding requirements	(32,597)	(4,217)
Cash paid for treasury stock	(1,144,633)	—
Cash dividends paid to stockholders	(602,964)	(107,404)
(Decrease) increase in bank overdraft	(14,553)	57,209
Net cash (used in) provided by financing activities	(287,722)	260,057
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(33)	71
NET INCREASE IN CASH AND CASH EQUIVALENTS	985,138	1,588,733
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,658,067	69,334
CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,643,205	$1,658,067

Store Count and Square Footage

Store opening information for the fourth quarter of 2021 is as follows:

Store	Market	Concept
North Hills, PA	Pittsburgh	Going Going Gone!

The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:

Store Count:

	Fiscal 2021			Fiscal 2020
	DICK'S Sporting Goods(1)	Specialty Concept Stores(2)	Total	DICK'S Sporting Goods	Specialty Concept Stores(2)	Total
Beginning stores	728	126	854	726	124	850
Q1 New stores	2	—	2	1	2	3
Q2 New stores	1	1	2	—	3	3
Q3 New stores	3	6	9	6	5	11
Q4 New stores	—	1	1	—	—	—
Closed stores	4	3	7	5	8	13
Ending stores (2)	730	131	861	728	126	854

Relocated stores	11	1	12	12	3	15

Square Footage:
(in millions)

	DICK'S Sporting Goods(1)	Specialty Concept Stores(2)	Total(3)
Q1 2020	38.4	3.4	41.8
Q2 2020	38.4	3.5	41.9
Q3 2020	38.7	3.6	42.3
Q4 2020	38.5	3.5	42.0
Q1 2021	38.7	3.4	42.1
Q2 2021	38.8	3.5	42.3
Q3 2021	38.9	3.7	42.7
Q4 2021	38.7	3.7	42.4

(1)Includes two new DICK'S House of Sport stores which were relocations of former DICK'S Sporting Goods stores

(2)Includes the Company's Golf Galaxy, Field & Stream, and Public Lands stores, as well as the Company's Going Going Gone! stores, and excludes temporary Warehouse Sale store locations. In some markets the Company operates DICK'S Sporting Goods stores adjacent to its specialty concept stores on the same property with a pass-through for customers. The Company refers to this format as a "combo store" and includes combo store openings within both the DICK'S Sporting Goods and specialty concept store reconciliations, as applicable. As of January 29, 2022, the Company operated 28 combo stores.

(3)Column may not add due to rounding.

DICK'S SPORTING GOODS, INC.
GAAP to NON-GAAP RECONCILIATIONS - UNAUDITED
(in thousands, except per share amounts)

Non-GAAP Net Income and Earnings Per Share Reconciliations
(in thousands, except per share amounts)

	13 Weeks Ended January 29, 2022

	Income from operations	Interest expense	Income before income taxes	Net income (2)	Diluted shares outstanding during period	Earnings per diluted share
GAAP Basis	$475,272	$16,867	$460,286	$346,093	109,366	$3.16
% of Net Sales	14.18%	0.50%	13.73%	10.32%
Convertible senior notes (1)	—	(8,101)	8,101	5,995	(12,638)
Non-GAAP Basis	$475,272	$8,766	$468,387	$352,088	96,728	$3.64
% of Net Sales	14.18%	0.26%	13.97%	10.50%

(1)Amortization of the non-cash debt discount on the Company's convertible senior notes and diluted shares that are designed to be offset at settlement by shares delivered from the convertible note hedge purchased by the Company.
(2)The provision for income taxes for non-GAAP adjustments was calculated at 26%, which approximates the Company's blended tax rate.

	52 Weeks Ended January 29, 2022

	Income from operations	Interest expense	Income before income taxes	Net income (2)	Diluted shares outstanding during period	Earnings per diluted share
GAAP Basis	$2,034,503	$57,839	$1,994,438	$1,519,871	109,578	$13.87
% of Net Sales	16.55%	0.47%	16.22%	12.36%
Convertible senior notes (1)	—	(30,794)	30,794	22,788	(11,332)
Non-GAAP Basis	$2,034,503	$27,045	$2,025,232	$1,542,659	98,246	$15.70
% of Net Sales	16.55%	0.22%	16.47%	12.55%

(1)Amortization of the non-cash debt discount on the Company's convertible senior notes and diluted shares that are designed to be offset at settlement by shares delivered from the convertible note hedge purchased by the Company.
(2)The provision for income taxes for non-GAAP adjustments was calculated at 26%, which approximates the Company's blended tax rate.

	13 Weeks Ended January 30, 2021

	Income from operations	Interest expense	Income before income taxes	Net income (2)	Diluted shares outstanding during period	Earnings per diluted share
GAAP Basis	$290,200	$13,317	$291,222	$219,614	99,266	$2.21
% of Net Sales	9.29%	0.43%	9.32%	7.03%
Convertible senior notes (1)	—	(7,237)	7,237	5,355	(6,744)
Non-GAAP Basis	$290,200	$6,080	$298,459	$224,969	92,522	$2.43
% of Net Sales	9.29%	0.19%	9.55%	7.20%

(1)Amortization of the non-cash debt discount on the Company's convertible senior notes and diluted shares that are designed to be offset at settlement by shares delivered from the convertible note hedge purchased by the Company.
(2)The provision for income taxes for non-GAAP adjustments was calculated at 26%, which approximated the Company's blended tax rate.

	52 Weeks Ended January 30, 2021

	Income from operations	Interest expense	Income before income taxes	Net income (2)	Diluted shares outstanding during period	Earnings per diluted share
GAAP Basis	$741,477	$48,812	$711,735	$530,251	92,639	$5.72
% of Net Sales	7.74%	0.51%	7.43%	5.53%
Convertible senior notes (1)	—	(21,581)	21,581	15,970	(3,460)
Non-GAAP Basis	$741,477	$27,231	$733,316	$546,221	89,179	$6.12
% of Net Sales	7.74%	0.28%	7.65%	5.70%

(1)Amortization of the non-cash debt discount on the Company's convertible senior notes and diluted shares that are designed to be offset at settlement by shares delivered from the convertible note hedge purchased by the Company. This amount includes $1.1 million of amortization recognized in the fiscal quarter ended May 2, 2020.
(2)The provision for income taxes for non-GAAP adjustments was calculated at 26%, which approximated the Company's blended tax rate.

	13 Weeks Ended February 1, 2020
	Gross profit	Selling, general and administrative expenses	Income before income taxes	Net income (2)	Earnings per diluted share
GAAP Basis	$733,036	$633,744	$99,792	$69,819	$0.81
% of Net Sales	28.10%	24.29%	3.83%	2.68%
Hunt restructuring charges (1)	13,135	(35,650)	48,785	43,458
Non-GAAP Basis	$746,171	$598,094	$148,577	$113,277	$1.32
% of Net Sales	28.60%	22.93%	5.70%	4.34%

(1)Hunt restructuring charges of $48.8 million included $35.7 million of non-cash impairments of a trademark and store assets and a $13.1 million write-down of inventory.
(2)Except for the impairment of the trademark, the provision for income taxes for non-GAAP adjustments was calculated at 26%, which approximated the Company's blended tax rate. The trademark impairment charge of $28.3 million was not deductible for tax purposes.

	52 Weeks Ended February 1, 2020
	Gross profit	Selling, general and administrative expenses	Income from operations	Gain on sale of subsidiaries	Income before income taxes	Net income (5)	Diluted shares outstanding during period	Earnings per diluted share
GAAP Basis	$2,554,558	$2,173,677	$375,613	$(33,779)	$407,704	$297,462	$89,066	$3.34
% of Net Sales	29.19%	24.84%	4.29%	(0.39)%	4.66%	3.40%
Hunt restructuring charges (1)	13,135	(44,588)	57,723	—	57,723	50,072
Gain on sale of subsidiaries (2)	—	—	—	33,779	(33,779)	(24,996)
Non-cash asset impairments (3)	—	(15,253)	15,253	—	15,253	11,287
Litigation contingency settlement (4)	—	6,411	(6,411)	—	(6,411)	(4,744)
Non-GAAP Basis	$2,567,693	$2,120,247	$442,178	$—	$440,490	$329,081	$89,066	$3.69
% of Net Sales	29.34%	24.23%	5.05%	—%	5.03%	3.76%

(1)Hunt restructuring charges of $57.7 million included $35.7 million of non-cash impairments of a trademark and store assets, a $13.1 million write-down of inventory and an $8.9 million charge related to our exit from eight Field & Stream stores in the third quarter, which were subleased to Sportsman’s Warehouse.
(2)Gain on sale of Blue Sombrero and Affinity Sports subsidiaries.
(3)Non-cash impairment charges to reduce the carrying value of a corporate aircraft to its fair market value, which was subsequently sold.
(4)Favorable settlement of a previously accrued litigation contingency.
(5)Except for the impairment of the trademark, the provision for income taxes for non-GAAP adjustments was calculated at 26%, which approximated the Company's blended tax rate. The trademark impairment charge of $28.3 million was not deductible for tax purposes.

Reconciliation of Gross Capital Expenditures to Net Capital Expenditures
(in thousands)

The following table represents a reconciliation of the Company's gross capital expenditures to its capital expenditures, net of tenant allowances.

	Fiscal Year Ended
	January 29, 2022	January 30, 2021
Gross capital expenditures	$(308,261)	$(224,027)
Construction allowances provided by landlords	40,195	56,713
Net capital expenditures	$(268,066)	$(167,314)

Reconciliation of Non-GAAP Consolidated Net Income and Earnings Per Diluted Share Guidance
(in millions, except per share amounts)

	52 Weeks Ended January 28, 2023
	Low End					High End
	Net income	After tax interest from Convertible Senior Notes (2)	Net income for earnings per diluted share	Weighted average diluted shares	Earnings per diluted share	Net income	After tax interest from Convertible Senior Notes (2)	Net income for earnings per diluted share	Weighted average diluted shares	Earnings per diluted share
GAAP Basis	$1,100	$16	$1,116	112	$9.96	$1,231	$16	$1,247	112	$11.13
Convertible senior notes (1)	—	(16)	(16)	(18)		—	(16)	(16)	(18)
Non-GAAP Basis	$1,100	$—	$1,100	94	$11.70	$1,231	$—	$1,231	94	$13.10

(1)Adjustment excludes dilutive impact of convertible notes due to the Company’s intent to settle its principal in cash and shares to be delivered at settlement by the convertible note hedge. After-tax interest expense adjustment required by applying the if-converted method also excluded as management believes that reflecting convertible note holders as debt more closely reflects the economics of the transaction upon future settlement.
(2)The provision for income taxes for non-GAAP adjustments was calculated at 26%, which approximates the Company's blended tax rate.